Exhibit 10.1

EXECUTION VERSION

NOTE EXCHANGE AGREEMENT

THIS NOTE EXCHANGE AGREEMENT (the “Agreement”), dated as of January 28, 2025, is entered into by and among TRIO PETROLEUM CORP., a Delaware corporation (the “Company”), and Target Capital 1 LLC (the “Holder”).

WHEREAS, pursuant to a Securities Purchase Agreement dated August 6, 2024, between the Company and the Holders (the “Purchase Agreement”), the Company issued to the Holder a Promissory Note with an issued date of August 6, 2024, in the principal amount of $255,225, with an original issue discount of $30,225, and a one-time interest payment in the amount of $30,627 (the “Note”); and

WHEREAS, pursuant to Amendment No. 1 to Promissory Note, dated January 28, 2025, (the “Amendment” and collectively with the Note, the “Amended Note”), the Company and the Holder agreed to certain amendments to the dates of the installment payments under the Note; and

WHEREAS, subject to the terms and conditions set forth herein, the Company and the Holder desire to cancel and retire the Amended Note in exchange (the “Exchange”) for shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder hereby agrees as follows:

1. Definitions. Terms used as defined terms herein and not otherwise defined shall have the meanings provided therefore in the Purchase Agreement and the Amended Note.

2. Agreements and Acknowledgements.

(a) Exchange of Note for Common Stock. On February 10, 2025 (the “Exchange Date”), the Company hereby agrees to issue to the Holder such number of shares of Common Stock in exchange for and cancellation of the Note, as provided in Section 2(b) hereafter. The Holder acknowledges and agrees that, upon the issuance and delivery of the shares of Common Stock, the Note will be deemed cancelled and the Holder will deliver the original Note to the Company for cancellation of the Company’s books and records.

(b) Determination of the Number of Shares of Common Stock Deliverable. The number of shares of Common Stock deliverable to the Holder in exchange for the Note shall be equal to (i) the outstanding principal amount of the Note on the date of this Agreement, plus the one-time interest payment of $30,627, divided by the Exchange Price (as defined herein). For the purposes hereof, “Exchange Price” shall mean 75% multiplied by the Market Price (as defined herein) (representing a discount rate of 25%). “Market Price” means the lowest Trading Price (as defined herein) for the Common Stock on the NYSE American during the ten (10) Trading Days (as defined herein) ending on the latest complete Trading Day prior to the Exchange Date. “Trading Day” means any day on which the Common Stock is tradable for any period on the NYSE American. “Trading Price” means the closing price of the shares of Common Stock on the NYSE American on each Trading Day.

(c) Exchange Limitation. Notwithstanding the foregoing, in no event shall the Company issue to the Holder shares of Common Stock greater than 19.99% of the number of shares of Common Stock issued and outstanding on the date of this Agreement (the “Maximum Exchange Amount”). In the event that the Exchange for the full amount of the outstanding principal amount of the Note would result in the issuance of greater than the Maximum Exchange Amount, then the maximum number of shares of Common Stock issuable to the Holder shall be equal to the Maximum Exchange Amount, the outstanding principal amount of the Amended Note shall be correspondingly reduced and the Company shall issue the Holder a new promissory note, identical to the Amended Note and evidencing the remaining outstanding principal amount of the Amended Note.

3. Representations, Warranties and Covenants. The Company hereby makes to the Holders the following representations, warranties and covenants:

(a) Organization and Qualification. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its certificate incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or encumbrance upon any of the properties or assets of the Company, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than: (i) the filing required pursuant to Section 3(f) of this Agreement and (ii) such filings as are required to be made under applicable state securities laws.

(e) Issuance of the Shares of Common Stock. The shares of Common Stock, will be duly authorized and reserved for issuance in accordance with their terms, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof, and shall not be subject to any preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the Holder.

(f) Disclosures. The Company shall, within four (4) days after the date of this Agreement, issue a Current Report on Form 8-K disclosing all material terms of the Exchange and attaching the form of this Agreement as an exhibit thereto (such Current Report on Form 8-K with all exhibit attached thereto, the “8-K Filing”).

(g) No Commission Paid. Neither the Company nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the foregoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a) (9) of the Securities Act and the rules and regulations of the SEC promulgated thereunder) for soliciting the Exchange.

4. Representations and Warranties of the Holders. The Holder hereby represents and warrants as of the date hereof to the Company as follows (unless as of a specific date therein):

(a) Organization; Authority. The Holder is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction under which it was incorporated or formed with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by his Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by the Holder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Holder. This Agreement has been duly executed by the Holder, and when delivered by such Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Holder, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. The Holder is acquiring the shares of Common Stock as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such shares of Common Stock (this representation and warranty not limiting the Holder’s right to sell the shares of Common Stock in compliance with applicable federal and state securities laws). The Holder is acquiring the shares of Common Stock hereunder in the ordinary course of its business.

(c) Holder Status. At the time the Holder was offered the shares of Common Stock, it was, and as of the date hereof it is (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12) or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

5. Miscellaneous.

(a) Except as expressly set forth above, all of the terms and conditions of the Purchase Agreement and Amended Note shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

(b) The parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the shares of Common Stock being delivered in Exchange for the Amended Note shall take on the restricted and unregistered characteristics of the Amended Note. The Company and the Holder each agrees not to take any position contrary to this Section 5(b).

(c) This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(d) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(f) This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules. The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement. The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party hereto in the manner authorized by applicable law or court rule.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

TRIO PETROLEUM CORP.

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

TARGET CAPITAL LLC

By:	/s/ Dmitriy Shapiro
Name:	Dmitriy Shapiro
Title:	Managing Member